Exhibit 23.1

Deloitte & Touche LLP 5140 Yonge Street Suite 1700 Toronto ON M2N 6L7 Canada Tel: 416-601-6150 Fax: 416-601-6151 www.deloitte.ca

Consent of Independent Registered Chartered Accountants

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated February 28, 2011, relating to the consolidated financial statements of Intellipharmaceutics International Inc. (the “Company”) appearing in the Company’s Form 20-F for the year ended November 30, 2010, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/Deloitte & Touche LLP

Independent Registered Chartered Accountants
Licensed Public Accountants
Toronto, Canada
November 25, 2011